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                                                                      EXHIBIT 99


Mace Security International, Inc.
1000 Crawford Place, Suite 400
Mt. Laurel, NJ 08054
(856) 778-2300
www.mace.com

For Immediate Release
---------------------

                MACE SECURITY INTERNATIONAL, INC. ACQUIRES TWO
               STRATEGIC CAR WASH LOCATIONS IN EXISTING MARKETS

Mount Laurel, New Jersey, August 31, 1999 -- Mace Security International, Inc. ("MSI") (Nasdaq:Mace) today announced that it has acquired Shammy Man Car Wash of Phoenix, Arizona as well as the completion of the previously announced acquisition of Classic 50's Car Wash of Lubbock, Texas. Collectively, the companies represent approximately $2 million in annualized revenue.

Shammy Man, which is a full service car wash containing a convenience store and detail center, is a "tuck-in" acquisition that will be integrated into MSI's existing Phoenix, Arizona operations. The Company now owns and operates 14 car washes in this geographical location. Also, Shammy Man has recently been reconstructed with new modernized operational equipment which will increase the efficiency and improve the quality of the car wash.

Additionally, the Company completed the acquisition of Classic 50's. Classic 50's, which is located in Lubbock, Texas, is a full service car wash that also contains a convenience store and detail center. The completion of this acquisition, coupled with two car wash businesses under definitive agreement, makes MSI the operator of 75% of all car washes in the Lubbock, Texas regional area. This transaction is expected to be accounted for as a "pooling of interests" business combination.

Louis D. Paolino, Jr., President, CEO and Chairman of MSI, said, "We are very pleased with the completion of these two acquisitions. Shammy Man immediately provides us a larger customer base in Phoenix, while Classic 50's gives MSI the opportunity of becoming the leading operator of car washes in Lubbock, Texas." He added, "The completion of these acquisitions is exciting because it enables MSI to implement marketing initiatives to effectively build brand name awareness in both of these geographical regions."

Mace Security International, Inc. is a provider of car care services which owns and operates numerous car washes nationwide. The Company is also a leading producer of less lethal defense sprays for the consumer market and a marketer of consumer safety and security products.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties, including but not limitation, risks relating to the financial outcomes of the planned business and growth strategies, that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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